Exhibit (c)-(2)

Sinovac Biotech Ltd. Fairness Analysis Presented to the Special Committee of Independent Directors June 26 , 2017 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is fu rnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LL C a nd its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) (solely in its capacity as the Special Committee) of Sinovac Biotech Ltd . (“ S inovac ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an opinion, report, appraisal relating to the fairness of the Proposed Transaction . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision . Duff & Phelps did not independently verify such information . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations as of the date hereof, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to the holders of common shares, each with a par value of US $ 0 . 001 per share, of the Company (each, a “ Share ” and collectively, the “ Shares ”), other than the Excluded Shares, the Dissenting Shares and Company RSs (each as defined in the Amalgamation Agreement), of the Per Share Amalgamation Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as holders of Shares) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, a company limited by shares incorporated under the laws of Antigua and Barbuda, Sinovac (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“ Parent ”), and Sinovac Amalgamation Sub Limited, an international business corporation incorporated under the laws of Antigua and Barbuda and a wholly - owned Subsidiary of Parent (“ Amalgamation Sub ”), propose to enter into an amalgamation agreement (the “ Amalgamation Agreement ”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated June 25 , 2017 . • Pursuant to the Amalgamation Agreement, among other things, Amalgamation Sub will be amalgamated with and into the Company (the “ Amalgamation ”), with the Company surviving the Amalgamation and becoming a wholly - owned subsidiary of Parent as a result of the Amalgamation . • In connection with the Amalgamation, each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Company RSs) shall be cancelled in consideration for the right to receive US $ 7 . 00 in cash per Share without interest (such amount, the “ Per Share Amalgamation Consideration ”) . The above is collectively referred to as the “ Proposed Transaction ” . The terms and conditions of the Proposed Transaction are more fully set forth in the Amalgamation Agreement .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2014 and 2015 ; - The Company’s unaudited financial statements for the year ended December 31 , 2016 contained in draft Form 20 - F provided to Duff & Phelps by the management of the Company ; - A detailed financial projection model for the years ending December 31 , 2017 through 2025 , prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company ; - A letter dated June 21 , 2017 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions with respect to the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including a draft of the Amalgamation Agreement dated June 25 , 2017 ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business ; 4. Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

Introduction and Transaction Overview
Ownership Summary

Fully Diluted Ownership


Public & Other Shareholders 31.0%
Total Institutional Investors 36.9%
RSUs & Options 2.9%
Individual Investor 0.6%
Buyer Consortium 28.7%

Sinovac Biotech Ltd. - Ownership

Current Shareholders	Common Shares	% of Fully Diluted Ownership
Buyer Consortium		
SAIF Partners	10,780,820	18.4%
Yin, Weidong (Chairman and CEO)	6,049,500	10.3%
Buyer Consortium	16,830,320	28.7%
Individual Investor		
Xia, Ming (Vice President of Sales & Marketing)	141,000	0.2%
Wang, Nan (CFO)	105,000	0.2%
Lo, Yuk Lam (Independent Director)	50,000	0.1%
Anderson Simon J. (Independent Director)	50,000	0.1%
Individual Investor	346,000	0.6%
Top 15 Institutional Investors		
1Globe Capital LLC	9,353,092	15.9%
Chiang Li Family	3,459,763	5.9%
Morgan Stanley, Investment Banking and Brokerage	2,721,912	4.6%
OrbiMed Advisors, L.L.C.	2,667,500	4.5%
Renaissance Technologies Corp.	1,679,490	2.9%
CM-CIC Asset Management	231,700	0.4%
Two Sigma Investments, LP	191,538	0.3%
Massachusetts Financial Services Company	184,855	0.3%
Eqis Capital Management Inc.	155,796	0.3%
UOB Asset Management Ltd	117,720	0.2%
GLG Partners, Inc.	115,446	0.2%
Invesco PowerShares Capital Management LLC	99,086	0.2%
Sectoral Asset Management Inc	84,410	0.1%
California Public Employees' Retirement System	62,000	0.1%
British Columbia Investment Management Corporatio	59,210	0.1%
Top 15 Institutional Investors	21,183,518	36.1%
Total Institutional Investors	21,641,120	36.9%
Public & Other Shareholders	18,201,821	31.0%
Total Shares Outstanding	57,019,261	97.1%
RSUs & Options In-the-Money at Offer Price	1,675,400	2.9%
Fully Diluted Shares Outstanding at Offer Price	58,694,661	100.0%

Source: Company filings, Capital IQ, Company Management

CONFIDENTIAL
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DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ Sinovac Biotech Ltd. - Trading History J anuary 22 , 201 6 to June 23 , 2017 Sinovac Biotech Ltd. Historical Trading Metrics (in thousands, except per share) During one year prior to Offer Post offer Average Closing Price $5.25 Average Closing Price $5.92 High $6.18 High $7.12 Low $4.49 Low $4.64 Average Volume 104.9 Average Volume 96.7 % of Shares Issued and Outstanding 0.2% % of Shares Issued and Outstanding 0.2% % of Float 0.5% % of Float 0.4% 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 3,500.0 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 Volume (thousands) Share Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (6/23/17) Offer Price Premium Relative to: 22.8% 30 - Day VWAP (1) 32.1% 30.0% 31.6% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 39.4% $5.70 $5.30 $5.39 $5.32 $5.02 February 1, 2016 Sinovac Biotech Ltd. received a non - binding proposal from Mr. Weidong Yin, chairman, president and CEO of the Company, and SAIF Partners IV L.P. and/or its affiliates to acquire all outstanding common shares of the Company not beneficially owned by the consortium members for $6.18 in cash per common share . August 24, 2016 Sinovac Biotech Ltd. reported Q2'16 earning results. The Company reported revenue of USD 1.4 million and net loss of USD 0.17 per share . February 8 , 2017 Sinovac Biotech Ltd. reported Q3'16 earning results. The Company reported revenue of USD 28.7 million and net income of USD 0.06 per share . May 16 , 2017 Sinovac Biotech Ltd. received Non - Compliance Notice from NASDAQ Decemer 23 , 2016 Sinovac Biotech Ltd.’s Audit Committee authorized the commencement of an internal investigation into the allegations made in the research report by Geoinvesting February 4 , 2016 Sinovac Biotech Ltd. received a non - binding proposal from a consortium comprised of PKU V - Ming, Shandong Sinobioway CICC Qianhai, Beijing Sinobioway, Heng Feng Investments and Fuerde Global Investment Limited to acquire all outstanding common shares of the Company for $7.00 in cash per common share . April 24, 2016 Sinovac Biotech Ltd. reported FY15 earning results. The Company reported revenue of USD 67.4 million and net loss of USD 0.02 per share . June 2, 2016 Sinovac Biotech Ltd. reported Q1'16 earning results. The Company reported revenue of USD 11.0 million and net income of USD 0.02 per share .

9 CONFIDENTIAL (1) Includes noncontrolling interest in Sinovac Beijing and Sinovac Dalian Note: Balance sheet data and LTM as of D ecember 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expens es). Introduction and Transaction Overview Proposed Transaction Sinovac Biotech Ltd. - Offer Premium Share Implied Price Premium Share price of 6/23/17 $5.70 22.8% One-day prior to Offer (1/29/16) $5.02 39.4% 30-days trailing VWAP at Offer $5.30 32.1% 60-days trailing VWAP at Offer $5.39 30.0% 90-days trailing VWAP at Offer $5.32 31.6% Offer Price $7.00 Sinovac Biotech Ltd. - Implied Multiples (USD in millions, except per share data) Offer $7.00 Fully Diluted Shares Issued and Outstanding (millions) 58.7 1.00 Implied Fully Diluted Equity Value $410.9 Plus: Short-term Loans $34.1 34.1 Plus: Long-term Debt $9.6 9.6 Plus: Other Non-current Liabilities $0.4 0.4 Plus: Noncontrolling Interest (1) $143.3 143.3 Less: Cash -66.459477 (66.5) Less: Proceeds from Exercise of Options -6.499359 (6.5) Less: Other Non-current Assets -1.002361 (1.0) Implied Enterprise Value $524.3 Implied Offer Multiples: EV / LTM EBITDA $9.4 55.5x EV / 2017 EBITDA $10.0 52.2x EV / 2018 EBITDA $33.2 15.5x EV / 2019 EBITDA $39.0 12.8x EV / LTM EBIT $4.3 121.1x EV / 2017 EBIT $5.9 88.3x EV / 2018 EBIT $26.6 19.3x EV / 2019 EBIT $32.6 15.4x EV / LTM Revenue $71.1 7.38x EV / 2017 Revenue $117.0 4.48x EV / 2018 Revenue $129.7 3.96x EV / 2019 Revenue $160.0 3.13x

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per share values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥2,000,700	-	¥2,932,500	
Selected Public Companies / M&A Transactions Analysis		¥2,274,800	-	¥2,925,200	
Enterprise Value Range		**¥2,137,800**	-	**¥2,928,900**	
Plus: Proceeds from Exercise of Options		¥442	-	¥44,434	
Plus: Other Non-current Assets		6,853	-	6,853	
Less: Short-term Loans		(233,167)	-	(233,167)	
Less: Long-term Debt		(65,597)	-	(65,597)	
Less: Other Non-current Liabilities		(2,604)	-	(2,604)	
Less: Noncontrolling Interest (1)		(589,309)	-	(802,906)	
Value Attributable to Fully Diluted Shares (Excluding Cash)		**¥1,254,418**	-	**¥1,875,913**	
Fully Diluted Shares Issued and Outstanding		57,402,561	-	58,694,661	
Value Per Share (RMB)		¥21.85	-	¥31.96	
RMB to USD FX rate (as of 6/23/2017)		6.84	-	6.84	
Value Per Share Range (Excluding Excess Cash)		**$3.20**	-	**$4.67**	
Excess Cash		454,357	-	454,357	
Cash Value Per Fully Diluted Shares Issued and Outstanding (RMB)		¥7.92	-	¥7.74	
Cash Value Per Fully Diluted Shares Issued and Outstanding (USD)		$1.16	-	$1.13	
Value Per Share Range		**$4.35**	-	**$5.81**	**$7.00**
Implied Valuation Multiples					
EV / LTM EBITDA	¥64,601	33.1x	-	45.3x	55.5x
EV / 2017 EBITDA	¥68,709	31.1x	-	42.6x	52.2x
EV / 2018 EBITDA	¥231,649	9.2x	-	12.6x	15.5x
EV / 2019 EBITDA	¥279,149	7.7x	-	10.5x	12.8x
EV / LTM EBIT	¥29,596	72.2x	-	99.0x	121.1x
EV / 2017 EBIT	¥40,580	52.7x	-	72.2x	88.3x
EV / 2018 EBIT	¥185,409	11.5x	-	15.8x	19.3x
EV / 2019 EBIT	¥233,456	9.2x	-	12.5x	15.4x
EV / LTM Revenue	¥485,758	4.40x	-	6.03x	7.38x
EV / 2017 Revenue	¥800,959	2.67x	-	3.66x	4.48x
EV / 2018 Revenue	¥905,501	2.36x	-	3.23x	3.96x
EV / 2019 Revenue	¥1,146,391	1.86x	-	2.55x	3.13x

(1) Includes noncontrolling interest in Sinovac Beijing and Sinovac Dalian

Note: Balance sheet data and LTM as of December 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL 10 DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview Per Share Valuation Range $4.35 $4.61 $4.10 $5.81 $5.80 $5.81 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per Share (USD) $7.00 Offer Price

Valuation Analysis Section 02

Valuation Analysis
Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2012A	2013A	2014A	2015A	2016A	Management Projections 2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P
Net Revenue	¥ 310,184	¥ 441,253	¥ 387,786	¥ 423,542	¥ 485,758	¥ 800,959	¥ 905,501	¥ 1,146,391	¥ 1,438,645	¥ 1,531,359	¥ 1,601,918	¥ 1,702,764	¥ 1,789,683	¥ 1,855,513
Growth	NA	42.3%	(12.1%)	9.2%	14.7%	64.9%	13.1%	26.6%	25.5%	6.4%	4.6%	6.3%	5.1%	3.7%
Gross Profit	¥ 215,370	¥ 337,574	¥ 326,753	¥ 333,917	¥ 356,938	¥ 674,190	¥ 790,009	¥ 971,786	¥ 1,214,341	¥ 1,300,501	¥ 1,358,448	¥ 1,432,511	¥ 1,515,158	¥ 1,576,464
Margin %	69.4%	76.5%	84.3%	78.8%	73.5%	84.2%	87.2%	84.8%	84.4%	84.9%	84.8%	84.1%	84.7%	85.0%
EBITDA	- ¥ 62,640	¥ 113,539	¥ 75,563	¥ 77,295	¥ 64,601	¥ 68,709	¥ 231,649	¥ 279,149	¥ 361,356	¥ 361,523	¥ 385,650	¥ 384,898	¥ 420,400	¥ 426,300
Margin %	(20.2%)	25.7%	19.5%	18.2%	13.3%	8.6%	25.6%	24.4%	25.1%	23.6%	24.1%	22.6%	23.5%	23.0%
Growth	NA	NM	(33.4%)	2.3%	(16.4%)	6.4%	237.1%	20.5%	29.4%	0.0%	6.7%	(0.2%)	9.2%	1.4%
EBIT	- ¥ 90,954	¥ 74,144	¥ 25,676	¥ 36,395	¥ 34,062	¥ 40,580	¥ 185,409	¥ 233,456	¥ 311,481	¥ 309,431	¥ 327,033	¥ 327,918	¥ 360,602	¥ 363,147
Margin %	(29.3%)	16.8%	6.6%	8.6%	7.0%	5.1%	20.5%	20.4%	21.7%	20.2%	20.4%	19.3%	20.1%	19.6%
Growth	NA	NM	(65.4%)	41.7%	(6.4%)	19.1%	356.9%	25.9%	33.4%	(0.7%)	5.7%	0.3%	10.0%	0.7%
Capital Expenditures	¥ 101,929	¥ 31,557	¥ 67,246	¥ 33,292	¥ 91,229	¥ 83,685	¥ 37,599	¥ 28,024	¥ 39,820	¥ 39,000	¥ 39,400	¥ 40,000	¥ 44,000	¥ 50,000
% of Net Revenue	32.9%	7.2%	17.3%	7.9%	18.8%	10.4%	4.2%	2.4%	2.8%	2.5%	2.5%	2.3%	2.5%	2.7%
% of EBITDA	NM	27.79%	89.0%	43.1%	141.2%	121.8%	16.2%	10.0%	11.0%	10.8%	10.2%	10.4%	10.5%	11.7%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: Company filings, Company management

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14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending D ecember 31 , 2017 through 202 5 (excluding public company expenses, as provided by the management of the Company) as well as discussions with the management of the Company, a review of the Company’s historical performance and other factors t o develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula and a terminal growth rate based on discussions with the management regarding long - term expected growth for the Company consistent with long - term expected R&D spending levels . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 1 1 . 0 % to 1 3 . 0% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue increases at a compound annual growth rate (“ CAGR ”) of 1 6 . 1 % over the nine - year period ending 202 5 . - The Company’s EBITDA increases at a CAGR of 23 . 3 % over the nine - year period ending 202 5 . - The Company’s EBITDA margin averages 2 2 . 3 % from 2017 to 202 5 . - The Company’s net working capital averages 47 . 3 % of revenue from 2017 to 202 5 . - Capital expenditures average 3 . 6 % of revenue from 2017 to 202 5 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P	Terminal Year
Net Revenue	¥485,758	¥800,959	¥905,501	¥1,146,391	¥1,438,645	¥1,531,359	¥1,601,918	¥1,702,764	¥1,789,683	¥1,855,513	¥1,855,513
Growth	*14.7%*	*64.9%*	*13.1%*	*26.6%*	*25.5%*	*6.4%*	*4.6%*	*6.3%*	*5.1%*	*3.7%*	
EBITDA	¥64,601	¥68,709	¥231,649	¥279,149	¥361,356	¥361,523	¥385,650	¥384,898	¥420,400	¥426,300	¥449,085
Margin	*13.3%*	*8.6%*	*25.6%*	*24.4%*	*25.1%*	*23.6%*	*24.1%*	*22.6%*	*23.5%*	*23.0%*	*24.2%*
Growth	*(16.4%)*	*6.4%*	*237.1%*	*20.5%*	*29.4%*	*0.0%*	*6.7%*	*(0.2%)*	*9.2%*	*1.4%*	
Earnings Before Interest and Taxes		¥40,580	¥185,409	¥233,456	¥311,481	¥309,431	¥327,033	¥327,918	¥360,602	¥363,147	¥399,942
Pro Forma Taxes @ 15.0%		0	(9,292)	(35,018)	(46,722)	(46,415)	(49,055)	(49,188)	(54,090)	(54,472)	(59,991)
Net Operating Profit After Tax		40,580	176,116	198,438	264,759	263,017	277,978	278,730	306,512	308,675	339,951
Depreciation		26,486	44,597	44,050	48,232	50,449	56,975	55,337	58,155	61,510	47,500
Amortization		1,643	1,643	1,643	1,643	1,643	1,643	1,643	1,643	1,643	1,643
Capital Expenditures		(83,685)	(37,599)	(28,024)	(39,820)	(39,000)	(39,400)	(40,000)	(44,000)	(50,000)	(50,000)
(Increase) / Decrease in Working Capital		(179,005)	64,436	(357,921)	27,153	(105,824)	25,580	(133,462)	62,540	(110,698)	(52,648)
Free Cash Flow (1)		-¥193,981	¥249,194	-¥141,814	¥301,967	¥170,285	¥322,776	¥162,248	¥384,850	¥211,130	¥286,445

Enterprise Value Range	Low	High
Terminal Growth Rate	6.00%	6.00%
Weighted Average Cost of Capital	13.00%	11.00%
Enterprise Value Range	**¥2,000,700**	**¥2,932,500**
Implied Per Share Range	$4.10	$5.81

Implied Valuation Multiples

		Low	High
EV / LTM EBITDA	¥64,600.88	31.0x	45.4x
EV / 2017 EBITDA	¥68,709.36	29.1x	42.7x
EV / 2018 EBITDA	¥231,649	8.6x	12.7x
EV / 2019 EBITDA	¥279,149	7.2x	10.5x
EV / LTM EBIT	¥29,596	67.6x	99.1x
EV / 2017 EBIT	¥40,580	49.3x	72.3x
EV / 2018 EBIT	¥185,409	10.8x	15.8x
EV / 2019 EBIT	¥233,456	8.6x	12.6x
EV / LTM Revenue	¥485,758	4.12x	6.04x
EV / 2017 Revenue	¥800,959	2.50x	3.66x
EV / 2018 Revenue	¥905,501	2.21x	3.24x
EV / 2019 Revenue	¥1,146,391	1.75x	2.56x

(1) Prior to application of 5% dividend withholding tax.

Note: LTM as of December 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

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16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected fifteen publicly traded companies in the pharmaceutical and biotechnology industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue, EBITDA, and EBIT . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the pharmaceutical and biotechnology industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to LTM revenue and enterprise value to LTM EBITDA multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) The Company's historical financial performance metrics presented are adjusted to exclude non - recurring income (expenses). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings, Company management Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2017 2018 2019 3-YR CAGR LTM 2017 2018 2019 3-YR AVG LTM 2017 2018 2019 Global Vaccine Companies Emergent BioSolutions Inc. 16.0% 1.5% 3.5% 8.9% 13.4% 30.5% -40.4% 2.2% 15.0% 7.2% 34.8% 28.0% 29.2% 30.8% 29.1% Panacea Biotec Limited 2.2 -16.6 NA NA NA NM -7.4 NM NM NM 17.3 21.1 NM NA NA Valneva SE NM 15.6 12.9 13.4 -2.4 NM NM NA 122.3 -7.8 -20.3 -1.0 8.0 15.6 14.8 Allergy Therapeutics plc 7.3 36.3 14.1 18.2 10.6 NM NM NM NM NM -4.1 -7.4 -11.0 -3.6 -4.5 Group Median 7.3% 8.6% 12.9% 13.4% 10.6% 30.5% -23.9% 2.2% 68.7% -0.3% 6.6% 10.1% 8.0% 15.6% 14.8% Global Large Pharma Companies Pfizer Inc. 0.8% 3.1% -0.2% 2.7% -0.2% -5.1% -3.0% 10.5% 4.9% -0.6% 39.4% 37.1% 41.5% 42.4% 42.2% Merck & Co., Inc. -3.3 1.4 0.4 2.8 3.6 6.2 14.8 -2.3 1.4 -0.1 42.6 46.1 45.8 45.2 43.6 GlaxoSmithKline plc 1.7 18.4 8.2 2.9 3.1 11.0 -2.2 3.7 4.4 3.8 20.5 33.1 34.2 34.7 34.9 Sanofi 3.5 5.2 5.8 2.6 4.0 2.6 -2.1 6.1 -4.1 10.1 33.3 32.1 33.6 31.5 33.3 Eli Lilly and Company -2.8 7.0 4.1 -0.1 5.1 -8.4 10.7 22.1 6.2 6.5 25.1 26.1 29.7 31.5 32.0 Group Median 0.8% 5.2% 4.1% 2.7% 3.6% 2.6% -2.1% 6.1% 4.4% 3.8% 33.3% 33.1% 34.2% 34.7% 34.9% Foreign Listed Chinese Pharma Companies CSPC Pharmaceutical Group Limited 7.5% 10.7% 16.1% 17.0% 14.9% 20.9% 18.5% 25.6% 21.7% 18.7% 23.6% 26.5% 28.3% 29.4% 30.3% Sino Biopharmaceutical Limited 16.9 13.0 8.2 11.8 13.3 22.7 19.0 8.7 15.4 17.3 21.4 23.0 22.6 23.3 24.1 3SBio Inc. 47.3 67.2 26.9 23.5 22.9 49.6 56.7 25.2 23.7 22.9 37.4 38.1 37.6 37.7 37.7 China Biologic Products, Inc. 18.8 11.3 10.1 16.1 15.2 18.4 9.5 4.0 21.3 19.0 47.5 45.7 43.4 45.3 46.8 Luye Pharma Group Ltd. 5.1 13.8 23.5 13.1 13.6 26.1 7.9 38.7 13.6 13.1 32.7 32.3 36.3 36.5 36.3 China NT Pharma Group Company Limited 6.7 7.9 NA NA NA NM 42.5 NA NA NA 18.0 23.8 NA NA NA Group Median 12.2% 12.2% 16.1% 16.1% 14.9% 22.7% 18.7% 25.2% 21.3% 18.7% 28.2% 29.4% 36.3% 36.5% 36.3% Mean 9.1% 13.1% 10.3% 10.2% 9.0% 15.9% 9.6% 13.1% 20.5% 9.2% 24.6% 27.0% 29.2% 30.8% 30.8% Median 5.9% 10.7% 8.2% 11.8% 10.6% 18.4% 9.5% 8.7% 14.3% 8.6% 25.1% 28.0% 33.6% 31.5% 33.3% Sinovac Biotech Ltd. (1) 3.3% 14.7% 64.9% 13.1% 26.6% -17.1% -16.4% 6.4% 237.1% 20.5% 17.0% 13.3% 8.6% 25.6% 24.4%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS A MULTIPLE OF											
Company Name	Stock Price on 6/23/17	% of 52-Wk High	Enterprise Value	LTM EBITDA	2017 EBITDA	2018 EBITDA	2019 EBITDA	LTM EBIT	2017 EBIT	2018 EBIT	2019 EBIT	LTM Revenue	2017 Revenue	2018 Revenue	2019 Revenue
Global Vaccine Companies															
Emergent BioSolutions Inc.	$34.65	96.6%	$1,458	10.4x	9.9x	8.6x	8.0x	14.4x	11.4x	9.3x	8.1x	2.90x	2.88x	2.65x	2.33x
Panacea Biotec Limited	2.07	78.2	285	16.0	NA	NA	NA	38.7	NA	NA	NA	3.37	NA	NA	NA
Valneva SE	3.36	94.6	294	NM	29.9	13.4	14.6	NM	NM	16.2	48.2	2.57	2.38	2.10	2.15
Allergy Therapeutics plc	0.32	82.6	153	NM	NM	NM	NM	NM	NM	NM	NM	2.00	2.16	1.83	1.65
Group Median				**13.2x**	**19.9x**	**11.0x**	**11.3x**	**26.6x**	**11.4x**	**12.8x**	**28.2x**	**2.73x**	**2.38x**	**2.10x**	**2.15x**
Global Large Pharma Companies															
Pfizer Inc.	$34.17	91.6%	$230,823	11.8x	10.5x	10.1x	10.1x	16.7x	11.5x	11.1x	10.9x	4.39x	4.38x	4.26x	4.27x
Merck & Co., Inc.	66.16	99.4	183,916	10.0	10.0	9.9	9.9	13.6	13.5	12.6	11.8	4.61	4.60	4.47	4.32
GlaxoSmithKline plc	21.76	99.2	126,639	10.3	9.6	9.2	8.9	12.1	11.7	11.3	10.6	3.42	3.29	3.20	3.10
Sanofi	98.41	94.5	97,978	7.6	7.1	7.4	6.7	10.2	8.9	8.6	8.2	2.45	2.38	2.32	2.23
Eli Lilly and Company	83.89	97.3	89,965	16.0	13.7	12.9	12.1	21.7	16.3	15.6	13.8	4.17	4.07	4.07	3.88
Group Median				**10.3x**	**10.0x**	**9.9x**	**9.9x**	**13.6x**	**11.7x**	**11.3x**	**10.9x**	**4.17x**	**4.07x**	**4.07x**	**3.88x**
Foreign Listed Chinese Pharma Companies															
CSPC Pharmaceutical Group Limited	$1.53	100.0%	$8,858	20.3x	17.0x	14.0x	11.8x	24.3x	20.3x	16.5x	13.7x	5.38x	4.81x	4.11x	3.58x
Sino Biopharmaceutical Limited	0.89	95.7	6,115	11.3	10.8	9.4	8.0	12.6	11.8	10.6	9.0	2.58	2.44	2.18	1.93
3SBio Inc.	1.36	95.8	3,750	24.0	19.2	15.5	12.6	28.3	22.5	17.7	14.7	9.17	7.22	5.85	4.76
China Biologic Products, Inc.	111.84	83.4	2,891	18.2	17.7	14.6	12.3	20.0	19.2	16.3	13.1	8.33	7.70	6.63	5.76
Luye Pharma Group Ltd.	0.56	77.8	1,789	13.0	9.4	8.2	7.3	15.1	10.3	9.1	7.9	4.19	3.39	3.00	2.64
China NT Pharma Group Company Limited	0.22	79.8	441	13.9	NA	NA	NA	15.4	NA	NA	NA	3.29	NA	NA	NA
Group Median				**16.0x**	**17.0x**	**14.0x**	**11.8x**	**17.7x**	**19.2x**	**16.3x**	**13.1x**	**4.79x**	**4.81x**	**4.11x**	**3.58x**
Mean				**14.1x**	**13.7x**	**11.1x**	**10.2x**	**18.7x**	**14.3x**	**12.9x**	**14.2x**	**4.19x**	**3.98x**	**3.59x**	**3.28x**
Median				**13.0x**	**10.7x**	**10.0x**	**10.0x**	**15.4x**	**11.8x**	**11.9x**	**11.3x**	**3.42x**	**3.39x**	**3.20x**	**3.10x**

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Cash Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

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19 CONFIDENTIAL Source: Capital IQ, Bloomberg, company filings, press releases Valuation Analysis Selected M&A Transactions Analysis Selected M&A Transactions Analysis ($ in millions) Announced Date Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue 03/29/2017 Pending Biotest Aktiengesellschaft Develops, manufactures, and sells biological and biotechnological pharmaceutical products worldwide Tiancheng International Investment Limited $1,293 $595 $92 15.5% 14.0x 2.17x 01/26/2017 Closed Actelion Ltd Discovers, develops, and commercializes low molecular weight drugs for unmet medical needs Johnson & Johnson $29,359 $2,412 $911 37.8% 32.2x 12.17x 01/08/2017 Closed ARIAD Pharmaceuticals, Inc. Engages in the discovery, development, and commercialization of drugs for cancer patients in the United States and internationally Takeda Pharmaceuticals U.S.A., Inc. $5,137 $186 NA NA NA 27.58x 12/07/2016 Pending YiChang HEC ChangJiang Pharmaceutical Co., Ltd. Engages in the development, manufacture, and sale of pharmaceutical products in the therapeutic areas of anti-virus, endocrine, metabolic, cardiovascular, and antineoplastic diseases in China Guangdong Hec Technology Holding Co., Ltd $956 $131 $63 47.8% 15.2x 7.28x 09/11/2016 Closed LG Life Sciences, Ltd. Researches, develops, produces, and commercializes pharmaceuticals, animal health products, and specialty chemicals in South Korea and internationally LG Chem, Ltd. $1,259 $465 $86 18.5% 14.6x 2.71x 08/18/2016 Pending Asia Pharmaceutical Group (Hainan) Co., Ltd. Engages in pharmaceutical production, operation and research and development Sichuan Goldstone Orient New Material Equipment Co., Ltd. $314 $94 NA NA NA 3.34x 8/5/2015 Closed Henan Lihua Pharmaceutical Company Limited Manufactures and sells corticosteroids APIs and related intermediates in Europe, North and South America, Asia, and Africa Guangdong VTR Bio-Tech Co., Ltd. $50 $45 $4 9.6% 11.5x 1.10x 5/13/2015 Closed Ningbo Rui Bio-Technology Co., Ltd. Produces in vivo diagnostic reagents consolidating research and development, and production focusing on biological high technology Dirui Industrial Co., Ltd. $175 $19 NA NA NA 9.33x 04/29/2015 Closed WuXi PharmaTech (Cayman) Inc. Operates as a pharmaceutical, biotechnology, and medical device research and development services company in China and the United States Buyer group consisting of certain founders and executives and various funds $3,093 $708 $143 20.2% 21.6x 4.37x 4/28/2015 Closed Guangdong Dahuanong Animal Health Products Co., Ltd. Engages in the research and development, production, and marketing of animal healthcare products and poultry eggs in China Guangdong Wens Foodstuff Group Co., Ltd. $981 $206 $39 19.1% 25.0x 4.77x 03/29/2015 Closed Chengdu Yunke Pharmaceutical Co., Ltd Develops, produces, and sells nuclide drugs Yantai Dongcheng Biochemicals Co., Ltd. $455 $33 $14 42.3% 32.6x 13.79x 03/14/2015 Closed Shanghai Soho-Yiming Pharmaceuticals Co., Ltd. Engages in research and development, manufacturing, and marketing peptide synthesis in China Anhui Anke Biotechnology (Group) Co., Ltd. $144 $9 NA NA NA 16.82x 12/11/2013 Closed Emergent BioSolutions Canada Inc. Develops, manufactures, and commercializes immune therapeutics in North America and internationally Emergent BioSolutions Inc. $180 $115 $6 5.6% 27.9x 1.56x 9/12/2012 Closed 3SBio Inc. Develops, manufactures, markets, and sells biopharmaceuticals in China Jing Lou (Chairman and CEO) $233 $108 $25 23.3% 9.3x 2.16x 7/6/2012 Closed ShangPharma Corporation Operates as a pharmaceutical and biotechnology research and development outsourcing company TPG Capital $142 $122 $17 14.2% 8.2x 1.17x 5/9/2012 Closed China Nuokang Bio-Pharmaceutical Inc. Engages in the research, development, manufacture, marketing, and sale of hospital-based medical products in the People’s Republic of China Baizhong Xue (Chairman and CEO) $79 $45 $6 13.3% 13.1x 1.75x 5/4/2012 Closed Henan Topfond Pharmaceutical Co., Ltd. Engages in the research and development, production, and trading of APIs, intermediates, and Western and Chinese traditional finished dosage forms in China and internationally China Meheco Co., Ltd. $606 $541 $42 7.9% 14.3x 1.12x Mean 18.4x 6.66x Median 14.6x 3.34x

Valuation Analysis
Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary
(RMB in thousands)

	Enterprise Valuation Multiples					Valuation Summary					
Metric	Public Company Range			Public Company Median	Transaction Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / 2018 EBITDA	7.4x	-	15.5x	10.0x	NA	**10.0x**	-	**12.0x**	¥231,649	¥2,316,492	-	¥2,779,790
EV / 2019 EBITDA	6.7x	-	14.6x	10.0x	NA	**8.0x**	-	**11.0x**	¥279,149	¥2,233,196	-	¥3,070,644
						Enterprise Value Range				**¥2,274,800**	**-**	**¥2,925,200**
						Implied Per Share Range (USD)				$4.61	-	$5.80
										Implied Multiples		
EV / LTM EBITDA	7.6x		24.0x	13.0x	14.6x				¥64,601	35.2x	-	45.3x
EV / 2017 EBITDA	7.1x		29.9x	10.7x	NA				¥68,709	33.1x	-	42.6x
EV / LTM EBIT	10.2x		38.7x	15.4x	NA				¥29,596	76.9x	-	98.8x
EV / 2017 EBIT	8.9x		22.5x	11.8x	NA				¥40,580	56.1x	-	72.1x
EV / 2018 EBIT	8.6x		17.7x	11.9x	NA				¥185,409	12.3x	-	15.8x
EV / 2019 EBIT	7.9x		48.2x	11.3x	NA				¥233,456	9.7x	-	12.5x
EV / LTM Revenue	2.00x		9.17x	3.42x	3.34x				¥485,758	4.68x	-	6.02x
EV / 2017 Revenue	2.16x		7.70x	3.39x	NA				¥800,959	2.84x	-	3.65x
EV / 2018 Revenue	1.83x		6.63x	3.20x	NA				¥905,501	2.51x	-	3.23x
EV / 2019 Revenue	1.65x		5.76x	3.10x	NA				¥1,146,391	1.98x	-	2.55x

Note: LTM data as of December 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses); EBITDA excludes public company costs.

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Assumptions, Qualifications, and Limiting Conditions Appendix 01

22 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In performing its analyses and rendering the Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without independent verification : • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company ; • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken ; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions ; • Assumed that the information relating to the Company and the Proposed Transaction provided to Duff & Phelps and representations made by the management of the Company regarding the Company and the Proposed Transaction are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided ; • Assumed that the representations and warranties made by all parties in the Amalgamation Agreement and in the Management Representation Letter are true and correct in all material respects and that each party to the Amalgamation Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party ; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Amalgamation Agreement, conform in all material respects to the drafts reviewed ; • Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps ; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Amalgamation Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws ; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction . To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions .

23 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter . Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or (ii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Amalgamation Consideration, or with respect to the fairness of any such compensation . In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Company RSs) .

24 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Per Share Amalgamation Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Per Share Amalgamation Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated April 12 , 2016 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

26 CONFIDENTIAL Summary of Premiums Paid Note: Excludes negative premiums. Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 to June 2017 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 527 38.8 41.7 43.4 71.8 Overall Median 24.1 27.6 27.7 80.6 Chinese Companies Mean 96 36.2 37.9 40.2 64.8 Chinese Companies Median 24.2 29.8 28.3 68.1 US-Listed Chinese Companies Mean 80 37.4 38.0 39.5 63.3 US-Listed Chinese Companies Median 25.2 29.8 28.1 64.6 Sinovac Biotech Ltd. 39.4 48.0 32.1 81.2 Premiums Paid Analysis - Biotechnology Change of Control Transactions Transactions announced, closed, or effective from January 2012 to June 2017 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 63 40.1 40.4 59.2 44.7 Overall Industry Median 37.8 32.2 50.1 38.0 Chinese Companies Mean 2 44.1 49.1 48.7 83.3 Chinese Companies Median 44.1 49.1 48.7 83.3 Sinovac Biotech Ltd. 39.4 48.0 32.1 81.2